Exhibit 99.01

Cadence Elects Maggie Wilderotter to Board of Directors

SAN JOSE, Calif. – June 28, 2017 – Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced the election of Maggie Wilderotter, the former Executive Chairman and CEO of Frontier Communications Corporation, to its board of directors, effective July 1, 2017.

“We are delighted to welcome Maggie Wilderotter to our board of directors,” said John B. Shoven, Ph.D., Cadence’s chairman of the board. “Maggie’s expertise, substantial experience as a technology executive and distinguished board service will provide Cadence with valuable strategic and operational leadership as we execute our System Design Enablement strategy and further enhance our delivery of long-term shareholder value.”

Ms. Wilderotter served in a number of positions at Frontier Communications between 2004 and 2016, including as Executive Chairman of the Board of Directors from April 2015 to April 2016, Chairman of the Board from December 2005 to April 2015, and Chief Executive Officer from November 2004 to April 2015. Prior to joining Frontier Communications, she served as Senior Vice President of the worldwide public sector of Microsoft Corporation, as well as Senior Vice President of worldwide business strategy. Ms. Wilderotter is also a member of the board of directors of Costco Wholesale Corporation, Hewlett Packard Enterprise Company and Juno Therapeutics, Inc. She holds a bachelor’s degree in economics from the College of the Holy Cross, and was awarded an honorary doctor of engineering degree from the Stevens Institute of Technology and an honorary doctor of laws degree from the University of Rochester.

About Cadence

Cadence enables electronic systems and semiconductor companies to create the innovative end products that are transforming the way people live, work and play. Cadence software, hardware and semiconductor IP are used by customers to deliver products to market faster. The company’s System Design Enablement strategy helps customers develop differentiated products—from chips to boards to systems—in mobile, consumer, cloud datacenter, automotive, aerospace, IoT, industrial and other market segments. Cadence is listed as one of Fortune Magazine’s 100 Best Companies to Work For. Learn more at cadence.com.

Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

For more information, please contact:

Investors and Shareholders

Alan Lindstrom

Cadence Design Systems, Inc.

408-944-7100

investor_relations@cadence.com

Media and Industry Analysts

Craig Cochran

Cadence Design Systems, Inc.

408-944-7039

newsroom@cadence.com